Exhibit 5


                             Conyers Dill & Pearman
                         Bermuda Barristers & Attorneys
                   3408 Two Exchange Square, 8 Connaught Place
                               Central, Hong Kong
    Telephone: (852) 2524 7106 Facsimile: (852) 2845 9268 E-mail: info@cdp.bm



                                                                 14 May, 1999



Radica Games Limited
Suite R, 6th Floor
2-12 Au Pui Wan Street
Fo Tan
Hong Kong

Dear Sirs

                  RADICA GAMES LIMITED (THE "COMPANY")

         We have acted as special Bermuda legal counsel to the Company in connection with the offering for sale by Mr. Robert E. Davids, the selling shareholder named in the prospectus contained in the registration statement on Form F-3 of the Company (the "Registration Statement") of 2,815,800 existing ordinary shares in the Company (the "Sale Shares"), par value US$0.01 per Sale Share as described in the Registration Statement to be filed with the United States Securities and Exchange Commission (the "Securities and Exchange Commission") on or about the date hereof.

         For the purposes of giving this opinion, we have examined copies/facsimile copies of the following documents:

         (i) the final draft of the Registration Statement provided to us by the Company and the prospectus contained therein;

        (ii) minutes of a meeting of the provisional directors of the Company held on 21 December, 1993 resolving, inter alia, the issue and allotment of 18,752 ordinary shares of US$1.00 each;

       (iii) unanimous written resolutions of the directors of the Company executed as of 22 February, 1994;


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Radica Games Limited
14 May, 1999
Page 2


        (iv) minutes of a meeting of the directors of the Company held on 28 March, 1994 resolving the transfer of 100 shares of US$1.00 each from Mr. Robert Eugene Davids to Mr. Ronald M. Karls as trustee of The Davids Melange Trust;

        (v) resolutions adopted at a meeting of the board of directors of the Company held on 17 April, 1994 resolving, inter alia, the issue and allotment of 1,245,000 new shares of ordinary stock of the Company pursuant to a recapitalisation of the Company which included: (i) the increase in the authorised capital of the Company to 100,000,000 shares of common stock; (ii) the change in the par value of common stock to US$0.01 per share; and (iii) a 9-for-1 stock dividend and a 100-for-1 stock split so that each outstanding share of common stock, par value US$1.00 per share, became 1,000 shares of common stock, par value US$0.01 per share;

        (vi) resolutions of all the members of the Company effective as of 6 May, 1994 resolving, inter alia, an increase in the authorized share capital of the Company from US$20,000 to US$1,000,000 by the creation of an additional 98,000,000 new shares (the "Shares") of a par value of US$0.01 each and the capitalisation of US$179,973 standing to the credit of the contributed surplus account of the Company by the issue of 17,997,300 Shares to the members of the Company pro rata;

       (vii) resolutions in writing of all the directors of the Company effective as of 6 May, 1994 concerning, inter alia, the reorganisation of the share capital of the Company referred to in (vi) above;

      (viii) resolutions of the board of directors of the Company faxed to us on 5 May, 1994 pertaining to the appointment of U.S. Stock Transfer Corporation as Transfer Agent, Registrar and Dividend Disbursing Agent of the Company;

        (ix) resolutions in writing of all the directors of the Company effective 17 December, 1995 resolving a share repurchase plan;

         (x) an affirmation pursuant to section 42A of the Companies Act 1981 of Bermuda (the "Companies Act") dated 9 April, 1996 signed by two directors of the Company concerning the purchase of 2,100,000 Shares by the Company;

         (xi) resolutions in writing of all the directors of the Company effective 22 December, 1997 resolving a share repurchase plan;

        (xii) an affirmation pursuant to section 42A of the Companies Act dated 23 January, 1998 signed by two directors of the Company concerning the purchase of 33,000 Shares by the Company;

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Radica Games Limited
14 May, 1999
Page 3


       (xiii) an affirmation pursuant to section 42A of the Companies Act dated 6 April, 1998 signed by two directors of the Company concerning the purchase of 827,400 Shares by the Company;

        (xiv) an affirmation pursuant to section 42A of the Companies Act dated 8 July, 1998 signed by two directors of the Company concerning the purchase of 96,300 Shares by the Company;

         (xv) an affirmation pursuant to section 42A of the Companies Act dated 7 October, 1998 signed by two directors of the Company concerning the purchase of 1,147,100 Shares by the Company;

        (xvi) an affirmation pursuant to section 42A of the Companies Act dated 20 January, 1999 signed by two directors of the Company concerning the purchase of 506,600 Shares by the Company;

       (xvii) an affirmation pursuant to section 42A of the Companies Act dated 22 April, 1999 signed by two directors of the Company concerning the purchase of 334,800 Shares by the Company;

      (xviii) the register of members of the Company as of 30 April, 1999 provided to us by US Stock Transfer Corporation; and

        (xix) copies of share certificates issued by the Company (the "Share Certificates") representing the Sale Shares.

         We have also reviewed the memorandum of association and bye-laws of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

         We have assumed (i) that the resolutions referred to herein are full and accurate records of resolutions duly passed by the directors, or as the case may be, members of the Company in accordance with the bye-laws of the Company and that such resolutions have not been amended or rescinded and remain in full force and effect; (ii) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinion expressed herein; (iii) that the Registration Statement, when filed, will be in substantially the same form as that examined by us for purposes of this opinion; (iv) the genuineness and authenticity and the conformity to the originals of all copies of documents submitted to us, including the Share Certificates.

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Radica Games Limited
14 May, 1999
Page 4


         We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. Subject as mentioned below, this opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

         On the basis of and subject to the foregoing, we are of the opinion that the Sale Shares were duly authorised for issue by the Company at the time they were issued and have been validly issued and, as far as the Company is concerned, are fully paid and non-assessable (meaning no further sums are payable to the Company with respect to the Sale Shares).

         We express no opinion on the title in relation to the Sale Shares.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Common Shares" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the US Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                              Yours faithfully

                                              /s/ Conyers Dill & Pearman

                                              Conyers Dill & Pearman